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                                                                    EXHIBIT 99.1


                                [SOTHEBY'S LOGO]
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Press Release
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                                                             Diana Phillips
                                                             Matthew Weigman
                                                                  (212) 606-7176
                                                             fax: (212) 606 7381


              SOTHEBY'S OBTAINS FINANCING COMMITMENT OF UP TO $200
                             MILLION FOR THREE YEARS

February 5, 2004 -- Sotheby's announced today that it had received a commitment to refinance its existing senior secured credit agreement with a new senior secured credit facility of up to $200 million. The refinancing will be led by GE Commercial Finance Corporate Lending, which has made a commitment of $100 million under the facility and will seek to syndicate the balance with other financial institutions. The lenders under Sotheby's existing credit agreement have extended the maturity of this agreement for one month to allow completion of the new facility and the commitment is subject to customary closing conditions.

"This new long term three year credit agreement of up to $200 million dramatically expands our financing capacity and is indicative of the growing strength and momentum of our organization," said Bill Ruprecht, Sotheby's President and Chief Executive Officer.

Mr. Ruprecht added, "With this long term credit facility, our strong fourth quarter sales results in 2003 and a strong beginning to 2004, we are strengthening our position as the world's pre-eminent auction house."

About Sotheby's Holdings, Inc.

Sotheby's Holdings, Inc. is the parent company of Sotheby's worldwide live auction businesses, art-related financing and real estate brokerage activities. The Company operates in 34 countries, with principal salesrooms located in New York and London.




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The Company also regularly conducts auctions in 13 other salesrooms around the world, including Australia, Hong Kong, France, Italy, the Netherlands, Switzerland and Singapore. Sotheby's Holdings, Inc. is listed on the New York Stock Exchange and the London Stock Exchange.

Sotheby's Statement on Forward-Looking Statements

This release contains certain "forward-looking statements" (as such term is defined in the Securities and Exchange Act of 1934, as amended) relating to future events and the financial performance of the Company. Such statements are only predictions and involve risks and uncertainties, resulting in the possibility that the actual events or performances will differ materially from such predictions. Major factors, which the Company believes could cause the actual results to differ materially from the predicted results in the "forward-looking statements" include, but are not limited to, the overall strength of the international economy and financial markets, completion of a new credit facility and political conditions in various nations.